UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2009

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

On May 14, 2009, Ecosphere Technologies, Inc. (the “Company”) filed its Form 10-Q with the Securities and Exchange Commission reporting its first quarter results for the quarter ended March 31, 2009. Effective January 1, 2009, the Company adopted the provisions of Emerging Issues Task Force Issue 07-5 (EITF 07-5) which had been approved by the Financial Accounting Standards Board on June 25, 2008. As a result of adopting the provisions of EITF 07-5, the Company reported net income applicable to common stock of $3,072,838 or $0.04 per share basic and $0.03 per share diluted for the three months ended March 31, 2009. During the same period, our loss from operations was $1,825,420.

EITF 07-5 requires that convertible debt and equity instruments, that contain terms which allow for a change in the conversion rate or exercise price based upon a future transaction at a lower price per share (reset provisions), are no longer exempt from being treated as derivatives. As such, the Company was required to record a liability at January 1, 2009 for the fair value of the warrant derivatives and embedded conversion option derivatives related to warrants and convertible debt issued by the Company which contained reset provisions, and is required to revalue these liabilities at each future reporting date. For the three months ended March 31, 2009, the Company recorded other income of $6,463,001 which represented the difference between the fair market value of the liabilities for derivative instruments on January 1, 2009 and the fair market value of the liabilities for derivative instruments on March 31, 2009. The primary reason for the decline in the liability was the decline in our stock price from $0.31 per share at January 1, 2009 to $0.16 per share at March 31, 2009.

Since March 31, 2009, the market price of our common stock has generally risen. As a result, the fair values of the liabilities for derivative instruments have increased which may result in a reversal of the first quarter other income and may result in a charge to other expense for the three months ended June 30, 2009.  Because of the likelihood of these significant fluctuations in other income (expense) from quarter to quarter, we believe investors should focus on our operating income (loss) in evaluating our quarterly results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ ADRIAN GOLDFARB
Adrian Goldfarb Chief Financial Officer

Date: May 15, 2009

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